AGREEMENT FOR SALE
                     AND PURCHASE OF REAL PROPERTY




                                between



                HEATHROW DEVELOPMENT ASSOCIATES, LTD.,

          HEATHROW GOLF AND COUNTRY CLUB LIMITED PARTNERSHIP,

                  HEATHROW CABLE LIMITED PARTNERSHIP


                                  and


                           4/46A CORPORATION








                            March 22, 1996









                           TABLE OF CONTENTS


                                                                  Page


Section 1.     Definitions and References . . . . . . . . . . . .- 1 -

Section 2.  Purchase Price and Terms of Payment . . . . . . . . .- 7 -
      2.1  Purchase Price . . . . . . . . . . . . . . . . . . . .- 7 -
      2.2  Terms of Payment . . . . . . . . . . . . . . . . . . .- 7 -

Section 3.     Title Evidence . . . . . . . . . . . . . . . . . .- 8 -
      3.1  Title Insurance Commitment . . . . . . . . . . . . . .- 8 -
      3.2  Closing Commitment . . . . . . . . . . . . . . . . . .- 9 -
      3.3  Survey . . . . . . . . . . . . . . . . . . . . . . . .- 9 -

Section 4.     Seller's Representations and Warranties. . . . . - 10 -
      4.1  Organization and Standing of Seller. . . . . . . . . - 10 -
      4.2  Due Execution and Performance. . . . . . . . . . . . - 10 -
      4.3  Binding Agreements . . . . . . . . . . . . . . . . . - 11 -
      4.4  Compliance . . . . . . . . . . . . . . . . . . . . . - 11 -
      4.5  Hazardous Substances . . . . . . . . . . . . . . . . - 11 -
      4.6  Litigation . . . . . . . . . . . . . . . . . . . . . - 11 -
      4.7  Condemnation . . . . . . . . . . . . . . . . . . . . - 12 -
      4.8  Seller's Records . . . . . . . . . . . . . . . . . . - 12 -
      4.9  Accuracy of Representations. . . . . . . . . . . . . - 12 -
      4.10  Limitation of Representations and
Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . - 12 -

Section 5.     Buyer's Representations and Warranties . . . . . - 14 -
      5.1  Organization, Standing and Qualification of
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . - 14 -
      5.2  Due Execution and Performance. . . . . . . . . . . . - 14 -
      5.3  Binding Agreements . . . . . . . . . . . . . . . . . - 14 -

Section 6.     Covenants. . . . . . . . . . . . . . . . . . . . - 15 -
      6.1  Compliance . . . . . . . . . . . . . . . . . . . . . - 15 -
      6.2  Notices of Violations. . . . . . . . . . . . . . . . - 15 -
      6.3  Operation and Maintenance of the Property. . . . . . - 15 -
      6.4  Status of Agreements . . . . . . . . . . . . . . . . - 16 -
      6.5  Hart-Scott-Rodino Filing . . . . . . . . . . . . . . - 16 -
      6.6  Liens. . . . . . . . . . . . . . . . . . . . . . . . - 17 -

Section 7.     Inspection Period. . . . . . . . . . . . . . . . - 17 -
      7.1  Inspection Period. . . . . . . . . . . . . . . . . . - 17 -
      7.2  Termination by Buyer . . . . . . . . . . . . . . . . - 18 -
      7.3  Cooperation. . . . . . . . . . . . . . . . . . . . . - 18 -

Section 8.     Closing. . . . . . . . . . . . . . . . . . . . . - 18 -
      8.1  Time and Place . . . . . . . . . . . . . . . . . . . - 18 -
      8.2  Closing Expenses . . . . . . . . . . . . . . . . . . - 19 -
      8.3  Delivery of Documents by Seller. . . . . . . . . . . - 19 -
      8.4  Delivery by Buyer. . . . . . . . . . . . . . . . . . - 21 -
      8.5  Credits and Prorations . . . . . . . . . . . . . . . - 22 -

Section 9.     Agents, Brokers and Financial Advisors . . . . . - 24 -

Section 10.    Survival of Representations, Warranties
and Agreements. . . . . . . . . . . . . . . . . . . . . . . . . - 25 -
      10.1  Survival. . . . . . . . . . . . . . . . . . . . . . - 25 -

Section 11.    Default. . . . . . . . . . . . . . . . . . . . . - 25 -
      11.1  Buyer's Default . . . . . . . . . . . . . . . . . . - 25 -
      11.2  Seller's Default. . . . . . . . . . . . . . . . . . - 25 -

Section 12.    Risk of Loss . . . . . . . . . . . . . . . . . . - 26 -
      12.1  Casualty. . . . . . . . . . . . . . . . . . . . . . - 26 -
      12.2  Condemnation. . . . . . . . . . . . . . . . . . . . - 26 -

Section 13.    Third Party Sales. . . . . . . . . . . . . . . . - 27 -

Section 14.    Miscellaneous. . . . . . . . . . . . . . . . . . - 28 -
      14.1  Litigation. . . . . . . . . . . . . . . . . . . . . - 28 -
      14.2  Escrow Obligations of Title Agent . . . . . . . . . - 28 -
      14.3  Notices . . . . . . . . . . . . . . . . . . . . . . - 29 -
      14.4  Integration and Severability. . . . . . . . . . . . - 31 -
      14.5  Successors and Assigns. . . . . . . . . . . . . . . - 31 -
      14.6  Construction. . . . . . . . . . . . . . . . . . . . - 32 -
      14.7  Governing Law . . . . . . . . . . . . . . . . . . . - 32 -
      14.8  Invalid Provisions. . . . . . . . . . . . . . . . . - 32 -
      14.9  Counterparts. . . . . . . . . . . . . . . . . . . . - 32 -
      14.10  Confidentiality. . . . . . . . . . . . . . . . . . - 32 -
      14.11  No Waiver of Default . . . . . . . . . . . . . . . - 32 -
      14.12  Radon Gas. . . . . . . . . . . . . . . . . . . . . - 33 -
      14.13  Recourse Limited to Seller; Survival . . . . . . . - 33 -

EXHIBITS

E-1       - Description of Land
E-2       - Purchase Price Allocation
E-3       - Stated Values

SCHEDULES

S-1(ab)        - Personalty
S-1(ab)(3)     - Marketing Fees
S-1 (i)        - Contracts
S-1 (x)        - Membership Categories
S-4.2          - Required Consents
S-4.4          - Compliance
S-8.5(d)       - Bonds and Letters of Credit





                          AGREEMENT FOR SALE
                     AND PURCHASE OF REAL PROPERTY


               THIS AGREEMENT is made among HEATHROW
DEVELOPMENT ASSOCIATES, LTD. ("Associates"), a Florida limited partnership, HEATHROW GOLF AND COUNTRY CLUB LIMITED PARTNERSHIP ("Country Club LP"), a Delaware limited partnership, and HEATHROW CABLE LIMITED PARTNERSHIP, ("Cable LP," and jointly and severally with Associates and Country Club LP, each as to the Property which it owns and herein agrees to sell and convey, the "Seller"), and 4/46A CORPORATION (the "Buyer"), a Florida corporation. Seller is the owner/developer of substantially all of the undeveloped, and the developed but unsold, land within the planned community situated in Seminole County, Florida generally known as "Heathrow", and owner and operator of the golf and country club and cable television system within and serving the Heathrow community. Pursuant to this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets and rights related to the Heathrow community herein described, on the following terms and conditions:

               Section 1.     Definitions and References.

               The following terms, as used in this Agreement, have the following meanings and references unless the context is inconsistent therewith:

                        (a)  "Agreement Date" means the first
date upon which this Agreement has been executed by both
Seller and Buyer.

                        (b)  "Affiliate" means a Person which
controls, is in common control with or is controlled by, another Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                        (c)  "Business Day" means any day when
commercial banks in Orlando, Florida are required to be open for business.

                        (d)  "Cable System" means the existing
cable television receiving and distribution system serving Heathrow, including antennae, above-ground and underground cable, distribution systems, earth satellite receiving stations, headend, cable amplifier, line splitting devices, feeders, conduit, drops and other equipment; and all easements granted by plats of property in Heathrow for the benefit of public utility companies or reserved for the use of "Community Systems" (as defined in various neighborhood declarations of covenants and restrictions affecting portions of Heathrow), and the easements rights pursuant to instrument dated January 17, 1990, filed for record January 18, 1990, and recorded in Official Records Book 2144, at Page 1091, of the Public Records of the County. However, the Cable System excludes any assets of Southern Bell Telephone & Telegraph Company, including the Transport System in accordance with the terms of that certain Agreement dated July 6, 1987 between Southern Bell Telephone & Telegraph Co. and Telcom International; any agreements, rights or obligations of Seller with respect to Seller's or the Heathrow cable system's employees or contractors, except Contracts with contractors, if any; any insurance policies; cash or cash equivalents on hand or in bank accounts; performance or other bonds maintained by Seller, if any; and the names "Arvida"; "JMB"; "Arvida/JMB" and derivatives thereof.

                        (e)  "Closing" means the consummation of
the sale and conveyance of the Property by Seller to Buyer and payment of the Purchase Price by Buyer to Seller, pursuant to Section 8 of this Agreement.

                        (f)  "Closing Commitment" means the
modified or endorsed Title Commitment, or the Title Policy, to be delivered to Buyer at Closing as set forth in Section
3.2 of this Agreement.

                        (g)  "Closing Date" means the date upon
which the Closing occurs, as set forth in Section 8.1 of this Agreement.

                        (h)  "Club" means Heathrow Golf and
Country Club, a private membership club owned and operated by Country Club LP.

                        (i)  "Contracts" means all assignable or
transferable contracts, commitments, agreements, land and/or equipment leases (including any golf cart lease) and other obligations, written or oral (exclusive of this Agreement), governing or relating to sale, maintenance, occupancy, use or operation of the Property, including the agreements set forth in Schedule S-1(i).

                        (j)  "Country Club LP" means Heathrow
Golf and Country Club Limited Partnership, a Delaware limited partnership, of which Seller is the sole limited partner and Arvida/Heathrow Club, Inc., a Delaware corporation, is the sole general partner.

                        (k)  "County" means Seminole County, a
political subdivision of the State of Florida.

                        (l)  "Declarant's Rights" means all
rights, powers, duties, obligations and responsibilities, if any, pursuant to declarations of covenants, conditions and restrictions encumbering all or portions of Heathrow, including all rights to exercise dominion and control over one or more property owner's associations.

                        (m)  "Deposit" is defined in Section
2.2(a).

                        (n)  "Hazardous Substances" means (i)
those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., or the Clean Water Act, 33 U.S.C. Section 1321 et seq., and in the regulations promulgated pursuant thereto; (ii) those substances listed in the United States Department of Transportation Table (49 CFR
Section 172.101) or by the Environmental Protection Agency as "hazardous substances," (iii) such other substances, materials and wastes which are regulated, or classified as hazardous or toxic, under applicable local, state or federal law or regulations, and (iv) any material, waste or substance which is or contains petroleum, regulated amounts of asbestos, polychlorinated biphenyls, flammable explosives or radioactive materials. "Hazardous Materials" does not include materials stored or used on the Land in the ordinary course of the business conducted on the Land.

                        (o)  "Heathrow" means the planned
community within which the Land is situated, generally known and referred to as Heathrow.

                        (p)  "Herein" or "hereof" means this
entire Agreement rather than just the sentence, paragraph or section in which used.

                        (q)  "Including," "include" or "includes"
mean including as an example, without limiting the generality of the universe to which reference is made.

                        (r)  "Inspection Indemnity" is defined in
Section 7.1.

                        (s)  "Inspection Period" is defined in
Section 7.1.

                        (t)  "Inspection Termination Date" is
defined in Section 7.1.

                        (u)  "Knowledge" or "best knowledge" (i)
of Seller means the actual knowledge of Ed Hill, Stephen A.
Lovelette, Joseph Debosh and Peter Albe, and (ii) of Buyer means the actual knowledge of George Apostolicas.

                        (v)  "Land" means all real property of
Seller situated in Heathrow, including the real property described on Exhibit E-1, together with all tenements, hereditaments, easements, privileges, reversions, remainders and other rights and appurtenances belonging or in any manner appertaining thereto, including all reversionary interests in and to any adjoining or abutting rights-of-way and all riparian, littoral and other water rights, and all buildings and improvements thereon.

                        (w)  "Memberships" means all memberships
in the Club, including all classes and categories of membership as set forth in Schedule S-1(x).

                        (x)  "Permits" means all assignable or
transferable permits, approvals, orders, licenses, entitlements and other authorizations held or procured by and/or issued to Seller and governing or applicable or relating to the design and/or planning, development, construction upon, furnishing, equipping, use, operation or maintenance of the Property, or any portion(s) thereof, and the ownership and operation of the Club and the Cable System.

                        (y)  "Permitted Exceptions" means the
title exceptions set forth in Schedule B, Section II of the Title Commitment approved by Buyer, and to be included in the Title Policy pursuant to Section 3.1 hereof.

                        (z)  "Person" means any individual,
partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise, or any government or political subdivision or any agency, department or instrumentality thereof.

                        (aa)  "Personalty" means all plans,
specifications, drawings, inventory and other tangible or intangible (including impact fee credits) personal property owned by Seller and used exclusively in connection with use, development, construction, marketing and sale of the Land and operation of the Club and Cable System, including the Contracts, Permits, Proprietary Rights, nonresident Club member notes receivable for deferred initiation fees and the property described in Schedule S-1(ab), but excluding (1) cash, (2) accounts receivable (including resident Club member notes receivable for deferred initiation fees) and (3) marketing fees payable to Seller by third parties pursuant to contracts (including Third Party Contracts closed prior to Closing hereunder) for sale of land in Heathrow payable to Seller upon issuance of a building permit or closing of a construction loan with respect to the applicable land, as set forth in Schedule S-1(ab)(3).

                        (ab)  "Presale Premium" defined in
Section 13.

                        (ac)  "Property" means the Land and
Personalty.

                        (ad)  "Proprietary Rights" means the
common law and registered rights in trade names, and all existing stocks of sales brochures, promotional and marketing materials other than those describing Heathrow as an "Arvida Community", telephone numbers and addresses and other intangibles, if any, owned and/or used by Seller in connection with the Land and/or the business(es) conducted with respect thereto, but excluding the names "Arvida", "JMB," "Arvida/JMB" and derivatives thereof; and reserving to Seller and its Affiliates the nonexclusive right to use the name "Heathrow," and derivatives thereof heretofore used by Seller with respect to the Property, to refer to and describe Seller's association with and involvement in Heathrow.

                        (ae)  "Purchase Price" is defined in
Section 2.1.

                        (af)  "Readjustment Period" is defined in
Section 9.5.

                        (ag)  "Stated Value(s)" is defined in
Section 13.

                        (ah)  "Survey" means the ALTA survey of
the Land to be prepared by the Surveyor, as set forth in
Section 3.3.

                        (ai)  "Surveyor" means such licensed
Florida land surveyor as to which Seller and Buyer mutually agree.

                        (aj)  "Third Party Contract" is defined
in Section 13.

                        (ak)  "Title Agent" means White & Case,
as agent for the Underwriter by whom the Title Commitment and Title Policy are to be issued.

                        (al)  "Title Commitment" means the ALTA
Owner Marketability Title Insurance Commitment (1992 Form) issued or to be issued to Buyer with respect to the Land, as set forth in Section 3.1, which will include copies of all matters for which exception is made in Schedule B, Section II thereof.

                        (am)  "Title Policy" means the ALTA Owner
Marketability Title Insurance Policy to be issued to Buyer
(and Buyer's institutional lender, if applicable) pursuant to the Title Commitment.

                        (an)  "Underwriter(s)" means an insurer
acceptable to Buyer, for and upon whom the Title Commitment and Title Policy are to be written and issued.

               Section 2.  Purchase Price and Terms of Payment.

               2.1 Purchase Price. The purchase price for the Property (the "Purchase Price") will be a sum of Twenty
Million Three Hundred Thousand Dollars U.S. ($20,300,000.00), allocated to the assets included in the Property as set forth in Exhibit E-2 hereof.

               2.2 Terms of Payment. The Purchase Price will be paid as follows:

                        (a)   Buyer will deliver to Title Agent a
deposit (the "Deposit") in the amount of $500,000.00, as follows:

                              (i)  One Hundred Thousand Dollars
($100,000.00) on the Agreement Date; and

                              (ii)  Four Hundred Thousand Dollars
($400,000.00) on or before the Inspection Termination Date,

to be held in escrow by Title Agent as security for performance by Buyer of its obligations pursuant to this Agreement, and delivered by Title Agent to Seller at Closing in partial payment of the Purchase Price or otherwise disbursed in accordance with the terms of this Agreement; and

                        (b)   the balance of the Purchase Price,
subject to the prorations and adjustments for which provision is made elsewhere in this Agreement, will be paid by Buyer to Seller at Closing by wire transfer of immediately available federal funds.

               The Deposit will be held by Title Agent in an interest-bearing escrow account, or, pursuant to joint instructions by Seller and Buyer, invested in securities of the United States government, and all earnings thereon will constitute a portion of the Deposit and will accrue to Buyer unless Buyer defaults pursuant to the terms of this Agreement.

               Section 3.     Title Evidence.

               3.1 Title Insurance Commitment. Within 20 days after the Agreement Date, Seller will cause the Title Agent to issue the Title Commitment in an amount equal to the Purchase Price of the Land (with such affirmative assurances and endorsements as reasonably may be obtainable and requested by Buyer) and having an effective date subsequent to the Agreement Date. The Title Commitment will show that Seller is vested with and can convey to Buyer good and marketable and insurable fee simple title to the Land subject only to the Permitted Exceptions. Buyer will have until the Inspection Termination Date to cause the Title Commitment and Survey to be examined and to notify Seller of any defects in Seller's title reflected by the Title Commitment and/or
Survey, or to the form or amount thereof. Seller agrees to make a reasonable good faith effort to cure or remove, at or before Closing, any title defect, exclusive of the filing or prosecution of suits or any expenditures in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate, and to pay or transfer to security any lien(s) against the Land in a liquidated amount of $50,000.00 or less in the aggregate. If Seller fails or is unable to cure or remove any title defect prior to the Closing Date, Seller may, at its option, postpone Closing of this Agreement for a period of up to 120 days during which Seller may continue to endeavor to cure or remove any title defect as aforesaid. If Seller fails or is unable to cure or remove any defect in title as aforesaid, Buyer, at Buyer's option, will either:

                        (a)   accept title to the Land in its
then-existing condition without reduction in or credit against the Purchase Price; or

                        (b)   terminate this Agreement by written
notice to Seller, upon which the Deposit will be refunded to Buyer and this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder except with respect to the Inspection Indemnity.

               3.2 Closing Commitment. At Closing, the Title Agent will issue to Buyer the Closing Commitment consisting of either (a) a Title Policy pursuant to the terms of the Title Commitment with all standard printed exceptions deleted, and any applicable endorsements thereto; or (b) an endorsement to the Title Commitment, or a "marked up" duplicate original of the Title Commitment, reflecting that all requirements of the Title Commitment have been fulfilled or waived and eliminating the "gap exception," the standard ALTA exceptions and any other exceptions to which Buyer has reasonably objected, and extending the effective date of coverage through recording of the deed of conveyance to Buyer.

               3.3 Survey. As soon as practicable, but in any event within five (5) days after the Agreement Date, Seller will deliver to Buyer copies of any existing surveys of the Land in Seller's possession, and Buyer, at Buyer's option and expense, may thereafter cause the Surveyor to prepare and deliver to Buyer a current survey of the Land (the "Survey") conforming to the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the ALTA and ACSM in 1988 and meeting the accuracy requirements of a Class A Survey, as defined therein; and showing and describing the exterior boundaries and corner markers or monuments of the Land, the size and location of any improvements, any encroachments, easements, rights-of-way or other conditions to which the Land is subject, and the legal description and area of the Land. If the Survey shows any encroachment, hiatus or other condition which affects the marketability of title to the Land, Buyer will have the right during the Inspection Period to object to such condition as a defect in title pursuant to provisions of Section 3.1 hereof. After approval of the Survey by Buyer, the legal description of the Land will be as set forth in the Survey, provided that it reasonably conforms to the descriptions in the instruments pursuant to which Seller acquired and holds title to the Land.

               Section 4.     Seller's Representations and
Warranties.

               Seller hereby represents and warrants to Buyer as follows:

               4.1  Organization and Standing of Seller.
Associates is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Florida, and Country Club LP and Cable LP are limited partnerships duly organized, validly existing and in good standing under the laws of Delaware and duly qualified to transact business in the State of Florida, and each Seller has all requisite power and authority to own its properties and assets and to carry on its business as now being conducted and full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, including the execution, delivery and performance of each of the documents required to be delivered by Seller to Buyer pursuant to this Agreement, and any and all other documents or instruments necessary or desirable to the consummation hereof.

               4.2  Due Execution and Performance.  This
Agreement has been, and the deed of conveyance and all other documents, instruments and agreements required to be delivered by Seller pursuant to or in connection with this Agreement will be when executed and delivered, duly authorized, executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject only to general principles of equity, bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally as the same may be applicable to any insolvency of Seller or Buyer. Except as shown in Schedule S-4.2, neither the execution, delivery or performance of this Agreement, or any document, instrument or agreement required to be delivered by Seller pursuant hereto, nor the consummation of the transactions contemplated hereby, is prohibited by, or requires Seller to obtain the consent, approval or authorization of, or notice to or filing or registration with, any Person having jurisdiction over the Land; and Seller has obtained the agreement of Bank of America Illinois and/or its Affiliate to deliver its consent, or declination to consent, within one (1) week after receipt of a copy of this Agreement (which consent, if any, will be in the form of a letter approving this Agreement and agreeing to satisfy the existing first mortgage against the Property upon Closing hereunder and payment to Bank of America Illinois and/or its Affiliate, or their nominee(s), of the net cash proceeds of such Closing).

               4.3  Binding Agreements.  The execution and
delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder do not and will not (a) conflict with any provision of the certificate of limited partnership or other governing documents of Seller; or (b) to the best of Seller's knowledge conflict with, or result in a breach of or a default or violation under, any contract, agreement or arrangement to which Seller is a party or any statute, decree, judgment, regulation, order or rule of any governmental authority having jurisdiction over Seller or the Property.

               4.4  Compliance.  Except as set forth in
Schedule 4.4, Seller has received no written notice and has no actual knowledge of any material violation of existing covenants, restrictions, permits, laws, ordinances or regulations governing the development and use of the Property.

               4.5 Hazardous Substances. Except for matters, if any, described in reports made available for inspection by Buyer, Seller has received no written notice and has no actual knowledge of (i) any Hazardous Substance illegally present on or within the Land, (ii) any present or past illegal generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous
Substance on or within the Land other than in accordance with applicable law, or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance.

               4.6 Litigation. There is no legal action or suit pending, or to the knowledge of Seller threatened, against Seller affecting Seller's title to the Property. Seller has advised Buyer of the pending action in [Palucci v. Arvida] relating to Seller's prior acquisition and operation of Heathrow.

               4.7 Condemnation. Seller has not received written notice of condemnation proceedings with respect to of any portion of the Land.

               4.8 Seller's Records. It is Seller's general practice to maintain the originals or copies of books and records directly related to the Heathrow at Seller's development office in Heathrow, and Seller has not intentionally removed any books or records directly related to Heathrow with the express intention by such removal to deprive Buyer of access thereto or to secrete such books and records from Buyer.

               4.9 Accuracy of Representations. Taking into account the limitation to Seller's knowledge of any of the foregoing representations and warranties, all statements and information of Seller set forth in this Agreement are, and on and as of the Closing Date will be, true and correct in all material respects.

               4.10  Limitation of Representations and
Warranties. Buyer acknowledges that except as specifically set forth in this Section 4, Buyer acknowledges and agrees that the Property is being sold and conveyed "as is", "where is" and "with all faults", and Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (ii) the income to be derived from the Property, (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon or with respect thereto, (iv) the compliance of or by the Property of its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, but not limited to, compliance with any special use permits or developments of regional impact, (v) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (vi) the manner or quality of the construction of materials, if any, incorporated into the Property, (vii) the manner, quality, state of repair or lack of repair of the Property, (viii) the existence of hazardous materials or governmental requirements at the Property, (ix) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property, (x) the value or development potential of the Property, or (xi) any other matter with respect to the Property; and specifically, that Seller has not made, does not make and specifically disclaims any representations regarding concurrence, or compliance with any special use permits, developments of regional impact, environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including the existence in or on the Property of hazardous materials. Buyer further acknowledges and agrees that it has been given an ample opportunity to inspect the Property, and Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller; and at Closing Buyer will accept the Property and waive all objections or claims against Seller (including, but not limited to, any right or claim or contribution) arising from or related to the Property and any claim it has, might have had or may have against Seller with respect to the condition of the Property, either patent or latent. Buyer further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Seller is not liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any person. It is understood and agreed that the Purchase Price has been adjusted by prior negotiation to reflect that all of the Property is sold by Seller and purchased by Buyer subject to the foregoing. The provisions of this paragraph will survive the Closing.




               Section 5.     Buyer's Representations and
Warranties.

               Buyer hereby represents and warrants to Seller as follows:

               5.1 Organization, Standing and Qualification of Buyer. Buyer (i) is a corporation duly organized and validly existing under the laws of the State of Florida; (ii) has all requisite power and authority to own its properties and assets and to carry on its business now being conducted; and
(iii) has full power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby, including the execution, delivery and performance of each of the documents required to be delivered by Buyer to Seller pursuant to this Agreement, and any and all other documents or instruments necessary or desirable to the consummation hereof.

               5.2  Due Execution and Performance.  This
Agreement has been, and the documents, instruments and agreements required to be delivered by Buyer pursuant to or in connection with this Agreement will be when executed and delivered, duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject only to general principles of equity, bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally as the same may be applicable to any insolvency of Buyer or Seller. Neither the execution, delivery or performance of this Agreement, or any document, instrument or agreement required to be delivered by Buyer pursuant hereto, nor the consummation of the transactions contemplated hereby, is prohibited by, or requires Buyer to obtain the consent, approval or authorization of, or notice to or filing or registration with, any Person.

               5.3  Binding Agreements.  The execution and
delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder do not and will not (a) conflict with any provision of the articles of incorporation, bylaws or other governing documents of Buyer; or (b) to the best of Buyer's knowledge conflict with, or result in a breach of or a default or violation under, any contract, agreement or arrangement to which Buyer is a party or any statute, decree, judgment, regulation, order or rule of any governmental authority having jurisdiction over Buyer.

               Section 6.     Covenants.

               6.1 Compliance. Prior to the Closing, Seller will make a reasonable good faith effort to comply with and abide by all of the covenants, conditions and requirements set forth or imposed by, related to or arising out of all statutes, laws, ordinances, rules, regulations, plans, Permits, authorizations or approvals related or applicable to any portions of the Property. Neither Seller, nor any Person claiming by, through or under Seller, will apply for or seek to obtain any modification or amendment to, or release from, any statute, law, ordinance, rule, regulation, plan, approval or authorization applicable to the Property if the granting of such modification, amendment or release would have a material adverse effect upon the Property, unless Seller first obtains the consent of Buyer.

               6.2 Notices of Violations. Prior to Closing, in the event that Seller receives any notice from the County, or any other governmental or quasi-governmental authority having jurisdiction over the Property, of a violation or alleged violation of any statute, law, ordinance, rule or regulation applicable to the Property or of any contemplated or pending investigation with respect thereto, Seller will deliver a copy of such notice to Buyer; and Buyer will have the option (but will not be required) to participate with Seller in responding to such notice.

               6.3 Operation and Maintenance of the Property. Except as permitted by Section 14 hereof, prior to Closing Seller will cause the Property to be operated and maintained in the usual and ordinary course of business and in accordance with Seller's current practices, maintain inventories and accounts payable at normal levels (taking into account the currently limited operations of Seller), and make a reasonable good faith effort to preserve the Property in the same state of condition and repair as existing on the Agreement Date.

               6.4 Status of Agreements. From and after the Agreement Date until the Closing Date, without Buyer's approval (a) Seller may enter into new Contracts for normal Property operation and/or maintenance with respect to any such Contracts which expire between the Agreement Date and the Closing Date, provided that such new Contract is on substantially the same terms and conditions as the expiring Contract except that it may provide for an increase in the annual compensation to the service provider under such Contract which is reasonably expected not to exceed seven and one-half percent (7 1/2%) of the prior year's compensation; and
(b) with respect to any other existing Contract of Seller or any other new Contract of Seller, Seller may make or permit any amendment or modification to any such existing Contract, or enter into any such new Contract, provided that such Contract (as modified, if applicable) either is terminable without penalty on not more than thirty (30) days notice, or involves the expenditure of not more than One Hundred
Thousand Dollars ($100,000.00) over the term of such Contract; and Seller agrees to deliver to Buyer a copy of any such Contract, or amendment or modification thereto, within three (3) business days after the execution thereof. Except as specifically set forth in this Section 6.4, from and after the date specified in the preceding sentence Seller will not make any amendment or modification to any existing, or enter into any new, Contract, Permit or other document materially affecting the Property, and will not intentionally do any act or omit to do any act that will cause a material breach of any Contract or Permit without Buyer's express prior written consent. Notwithstanding the foregoing, however, Seller will amend or permit amendment of any Permits to the extent necessary to keep such Permits in good standing, and may amend or permit amendment to any Contract provided that such Contract, as amended, expires without penalty or premium within not more than 30 days after Closing, and that such modification or amendment does not result in any expense or liability to Buyer.

               6.5 Hart-Scott-Rodino Filing. Buyer and Seller acknowledge that the transactions contemplated by this Agreement may be subject to pre-clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("H-S-R"). In such event, Buyer and Seller each agrees to furnish such information, and to make such filings, as may be required under H-S-R or the rules and regulations thereunder and to reasonably cooperate with each other to cause such filings to be made as soon as reasonably practicable. It shall be a condition to closing the transactions hereunder that either all required approvals have been obtained or all required waiting periods have expired or been terminated under H-S-R, and the date of the Closing, to the extent necessary, may be extended for a reasonable period in order for such approvals to be received or for such required waiting periods to expire or be terminated. Buyer will pay all filing and other similar fees due in connection with such filings at the time such filings are made. Buyer and Seller will each pay its own attorneys' and accountants' fees and expenses in connection with the preparation of such filings.

               6.6  Liens.  Seller will cause all bills for
labor, services or work performed or rendered upon the Land, or for materials or supplies furnished or delivered to the Land, prior to Closing to be paid promptly.

               Section 7.     Inspection Period.

               7.1  Inspection Period.  Buyer will have the
right, during the period (the "Inspection Period") from and after the Agreement Date through 11:59 P.M. on April 26, 1996 (the "Inspection Termination Date"), to inspect and evaluate the physical and other conditions of or with respect to the Property, including the right to make such engineering and soil tests, analyses and other investigations on or of the Land as Buyer deems necessary and appropriate, to review, and to make and retain copies of documents relating to the Property and in Seller's possession or control, and to investigate, evaluate and/or review any other facts, circumstances or matters which Buyer deems relevant to its proposed purchase of the Property; Seller agrees to cooperate with Buyer at no material expense to Seller, in making available to Buyer documents and materials in Seller's possession or control (whether in Seller's Heathrow office or Seller's other offices) which Buyer requests. Buyer hereby agrees (a) to indemnify, protect and hold harmless Seller from and against any and all claims, demands, losses, costs, damages, expenses or liabilities for personal injury or property damage, or for mechanics' or other liens, including reasonable attorneys' fees, caused by Buyer's inspections of the Property, and (b), if the Closing does not occur, to repair and restore the Property to the condition existing prior to any test or inspection by or for Buyer (the foregoing (a) and (b), the "Inspection Indemnity").

               7.2 Termination by Buyer. (a) Buyer will have the right, which may be exercised by delivering written notice to Seller any time during the Inspection Period, to terminate this Agreement for any reason which Buyer, in its sole and absolute discretion, deems appropriate, upon which the Deposit will be returned to Buyer and this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder except with respect the Inspection Indemnity.

               (b) If Buyer elects to terminate this Agreement pursuant to Section 7.2(a), Buyer will return to Seller all documents and other materials provided by Seller to Buyer, and copies of all studies, evaluations, test reports and similar information which Buyer has produced or caused to be produced regarding the Property, in connection with its investigations pursuant to this Section 7.

               (c) If Buyer fails to deliver to Seller written notice of termination of this Agreement on or before the Inspection Termination Date, Buyer conclusively will be deemed to have waived its right to terminate as set forth in this Section 7, time being of the essence with respect thereto.

               7.3 Cooperation. During the Inspection Period, Seller agrees at Buyer's request and at no cost to Seller to join in applications for permits, approvals and authorizations related to Buyer's proposed future use and development of the Land, provided that no such application could result in any change in the legal status of the Land that could be binding upon Seller or the Land if the transaction which is the subject of this Agreement is not closed.

               Section 8.     Closing.

               8.1 Time and Place. Unless extended pursuant to the provisions of this Agreement, the Closing will take place commencing at 10:00 A.M. at the office of Underwriter in Orlando, Florida, or such other location as to which Seller and Buyer agree, on May 29, 1996, or earlier upon five
(5) days prior written notice by Buyer to Seller.

               8.2  Closing Expenses.  At or before Closing:

                        (a)  Seller will pay, or Buyer will
receive a credit against the Purchase Price in an amount equal to, the cost of recording any corrective instruments;

                        (b)  Buyer will pay the cost of recording
the conveyancing documents from Seller to Buyer;

                        (c)  Seller and Buyer will share equally
the cost of documentary taxes and surtaxes, if any, due on the deed of conveyance, the cost of the Survey, if any, and the premium (at minimum promulgated rates) for the Title
Policy; and

                        (d)  each party will pay any fees due to
its attorneys or other consultants.

               8.3 Delivery of Documents by Seller. At the Closing, in addition to any other documents specifically required to be delivered or acts required to be done pursuant to this Agreement, Seller will deliver, or cause to be delivered, to Buyer the following (all of which will be in form reasonably acceptable to Buyer):

                        (a)  a special warranty deed conveying
title to the Land, subject only to the Permitted Exceptions;

                        (b)  a bill of sale conveying title to
the Personalty (other than the Contracts, Permits and Proprietary Rights);

                        (c)  an assignment, without recourse, and
assumption of the Contracts, Permits and Proprietary Rights;

                        (d)  a recordable assignment, without
recourse, and assumption of the Declarant's Rights, if any;

                        (e)  an assignment, without recourse, and
assumption of all of Country Club LP's rights, powers, duties, obligations and responsibilities with respect to the Memberships and the ownership and operation of the Club
(excluding accounts receivable and resident Club member notes receivable for deferred initiation fees, but including nonresident Club member notes receivable for deferred initiation fees);

                        (f)  an assignment, without recourse, and
assumption of all of Cable LP's rights, powers, duties, obligations and responsibilities with respect to ownership and operation of the Cable System;

                        (g)  certified copies of resolutions of
the general partner of Seller (or of the general partner of the general partner, with respect to Associates) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                        (h)  a certificate of an authorized
officer of the general partner of Seller (or of the general partner of the general partner, with respect to Associates), dated as of the Closing Date, certifying that (i) the representations and warranties of Seller contained in this Agreement (except those deemed waived by Buyer) are true on and as of the Closing Date in all material respects with the same effect as if said representations and warranties were made on and as of the Closing Date; and (ii) Seller is in sole and exclusive possession of the Land and no other Person has any right or claim to possession thereof;

                        (i)  a certificate of the Secretary or an
Assistant Secretary of the general partner of Seller (or the general partner of the general partner, with respect to Associates), dated as of the Closing Date, certifying as to the incumbency of the officers of the general partner of Seller (or the general partner of the general partner of Associates) executing the documents delivered by Seller pursuant to this Agreement;

                        (j)  a statement reflecting the true and
accurate results of searches of the Uniform Commercial Code
(UCC) records of the Secretary of the State of Florida and the Clerk of the Circuit Court of the County, dated as close to Closing as practicable under procedures of such offices and showing that except as shown by the Title Commitment there are no UCC financing statements filed of record affecting Seller's interest in the Property;

                        (k)  an affidavit complying with the
provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, stating that Seller is not a foreign person;

                        (l)  the Closing Commitment; and

                        (m)  the originals of all Permits, plans
and specifications and Contracts in the possession of Seller, and copies in the possession of Seller where the originals are not.

               Each of the assignments for which provision is made in Sections 8.3(c)-(f) will contain an indemnification by Seller in favor of Buyer with respect to all claims related to or arising out of events or circumstances occurring or existing prior to the Closing Date, and an indemnification by Buyer in favor of Seller with respect to all claims related to or arising out of events or circumstances occurring or existing on or after the Closing Date. In addition to the foregoing, Seller will deliver to the Underwriter such other affidavit(s) or certifications as reasonably may be required to induce the Title Agent and/or Underwriter to issue the Closing Commitment to Buyer at Closing, provided that such affidavits or certifications do not increase Seller's liability with respect to the title to the Land beyond Seller's warranties in the special warranty deed.

               8.4 Delivery by Buyer. At Closing, in addition to any documents or other items specifically required to be delivered or required to be done pursuant to this Agreement, Buyer will deliver, or cause to be delivered, to Seller:

                        (a)  Certified copies of resolutions of
the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or an opinion of counsel reasonably acceptable to Seller evidencing the same;

                        (b)  a certificate of the President or
Chief Executive Officer of Buyer dated as of the Closing
Date, certifying that the representations and warranties of Buyer contained in this Agreement are true on and as of the Closing Date in all material respects with the same effect as if said representations and warranties were made on and as of the Closing Date;

                        (c)  executed counterparts of the
instruments described in Sections 8.3(c)-(f); and

                        (d)  the Purchase Price by wire transfer
of funds.

               8.5 Credits and Prorations. Buyer will receive a credit against the Purchase Price at Closing in an amount equal to the aggregate contract sales price of all land in Heathrow sold and conveyed by Seller after December 31, 1995 and prior to the Agreement Date, less Seller's costs for title insurance, documentary tax stamps, recording charges and brokerage fees in connection with such sales; and except as otherwise specifically set forth in this Agreement, all revenues and expenses of, and all impounds, prepayments or deposits related to, the Property, including the following items, will be prorated as of 12:01 A.M. on the Closing Date, on the basis (if applicable) of the actual number of days of ownership of the Property by Buyer and Seller relative to the applicable period:

                        (a)  Property Taxes.  Ad valorem property
taxes assessed or levied against the Land will be prorated on the basis of actual taxes, with maximum discount for early payment, for the year of Closing, if known, or otherwise on the basis of ad valorem property taxes for the immediately preceding year.

                        (b)  Utilities.  Amounts, if any, due for
electric, gas, sewer, water, telephone, trash collection and other utilities for the period prior to Closing will be determined when the actual bills have been received, pending which a reasonable reserve will be held by Title Agent until final bills have been paid. All sums due will be paid by debit or credit at Closing or remitted to the party to whom due within ten (10) days after receipt of notice of the amount due, including a copy of the applicable billing statement. In addition, Buyer will reimburse Seller for all deposits held by utility providers with respect to service to the Property, or will replace existing deposits in order to facilitate Seller obtaining a refund of its deposits.

                        (c)  Assessments.  Assessments or other
sums due to any property owners association, and unfunded deficits of any property owners association as to which Declarant's Rights are assigned to Buyer.

                        (d)  Permits and Contracts.  Fees or
other charges payable with respect to the Permits and any Contracts assigned to and assumed by Buyer.

                        (e)  Cable System.  Subscriber fees, fees
or other charges payable with respect to network or programming providers, and fees and other charges with respect to distribution carriers.

                        (f)  Club.  Club member dues for the
calendar quarter in which the Closing occurs. In addition, Buyer will receive a credit for, and Buyer will assume, accounts payable with respect to Club inventory transferred to Buyer; and Buyer will receive a credit, with respect to each nonresident Club member, for the amount, if any, by which (i) the amount of such nonresident Club member's initiation fee refundable upon resignation of his or her membership exceeds (ii) the balance of any note receivable from such nonresident Club member evidencing the deferred portion of his or her initiation fee.

                        (g)  Bonds and Letters of Credit.  Buyer
will replace or cause to be replaced all performance bonds or letters of credit securing obligations related to the Property, or will reimburse Seller at Closing for the amount thereof, including the bonds and letters of credit described in Schedule S-8.5(d) hereof.

               If at any time within forty-five (45) days after Closing (the "Readjustment Period") either party discovers items which should have been prorated or adjusted but were omitted, or any material error in the computation of any proration or adjustment, such item(s) will be properly prorated and adjusted as of Closing, without interest or penalty, and the amount due as a result thereof will be promptly remitted. At Closing, the sum of One Hundred
Thousand Dollars ($100,000.00) of the Purchase Price will be deposited with Title Agent, and held in an interest-bearing account and disbursed pursuant to the terms of Sections 2.2 and 15.2 hereof, to secure Seller's obligation to make such readjustments and reprorations; and any sums remaining in such account and not claimed in writing by Buyer as of expiration of the Readjustment Period will be delivered by Title Agent to Seller.

               8.6  Execution and Delivery of Closing
Statement. At Closing, in addition to any other documents required to be executed and delivered in counterparts by both parties, Seller and Buyer will execute and deliver to each other closing statements accounting for sums adjusted or disbursed at Closing.

               Section 9.     Agents, Brokers and Financial
Advisors.

               Each party represents and warrants to the other that it has not consulted, dealt or negotiated with any real estate broker, finder, salesman, agent or financial advisor to whom a commission or other compensation is or could be due in connection with the sale of the Property by Seller to Buyer, or any other matter associated with this Agreement. Each party hereby agrees to indemnify and hold harmless the other from any losses, damages, costs, liabilities or expenses, including reasonable costs and attorneys' and paralegals' fees incurred in trial, appellate or postjudgment proceedings, related to or arising out of any breach of the representations, warranties and agreements set forth in this
Section 9. Anything to the contrary notwithstanding, the representations, warranties and agreements of this Section 9 will survive Closing of the transactions which are the subject of this Agreement and the delivery of the deed of conveyance, or any earlier termination of this Agreement.

               Section 10.    Survival of Representations,
Warranties and Agreements.

               10.1  Survival.  All representations and
warranties set forth in this Agreement are continuing and will be true and correct on and as of the Closing Date with the same force and effect as if made at that time, and, except as waived by Buyer or as otherwise specifically set forth in this Agreement, will survive Closing for a period of six (6) months, and thereafter terminate and be of no further force or effect unless a legal action to enforce a claim has been filed on or prior to the sixth (6th) month anniversary of the Closing Date. Notwithstanding the foregoing, however, if Buyer learns of any breach or nonperformance of any representation, warranty, covenant or agreement prior to Closing, Buyer will promptly notify Seller thereof, and such representation, warranty, covenant or agreement will not survive Closing (whether or not Buyer notifies Seller thereof), but rather will merge into the deed to be given by Seller, it being the intention of the parties that no breach or nonperformance of which Buyer has knowledge prior to Closing will survive Closing should Buyer elect to close notwithstanding knowledge of such breach or nonperformance.

               Section 11.    Default.

               11.1 Buyer's Default. If, prior to Closing, Buyer fails or refuses to perform any of Buyer's obligations under this Agreement in any material respect, Seller's sole remedy will be to terminate this Agreement and retain the Deposit, as agreed and liquidated damages, it being agreed that in such event Seller's actual damages would be incapable of precise ascertainment; and thereafter this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder except with respect to the Inspection Indemnity.

               11.2 Seller's Default. If, prior to Closing, Seller fails or refuses to perform any of Seller's obligations under this Agreement in any material respect, Buyer will, at Buyer's sole option, either (a) terminate this Agreement, in which event the Deposit will be refunded to Buyer and this Agreement will be null and void and the parties hereto will have no further rights or obligations hereunder except with respect to the Inspection Indemnity, or
(b) maintain an action for specific performance of the terms of this Agreement; but in no event will Buyer have the right to bring or maintain an action for damages except in the case of an intentional default in any material respect by Seller's willful misconduct, in which event if, but only if, Buyer elects to terminate this Agreement prior to Closing, Buyer will be entitled to liquidated damages in the amount of $75,000.00, it being agreed that in the event of such intentional default Buyer would suffer damages incapable of value ascertainment.

               Section 12.    Risk of Loss.

               12.1 Casualty. Seller will bear all risk of loss occurring to improvements upon any portion of the Land prior to conveyance thereof by Seller to Buyer pursuant to the terms of this Agreement. In the event that any material portion of any improvements on the Land is damaged or destroyed prior to Closing, Buyer may, at its option, terminate this Agreement (except for the Inspection Indemnity) by written notice to Seller prior to Closing and within thirty (30) days after Buyer receives written notice of such damage or destruction, upon which the Deposit will be refunded to Buyer and thereafter the parties will have no further rights or obligations hereunder except for the Inspection Indemnity. If Buyer closes notwithstanding an unrepaired or unrestored loss to the Land, Seller will deliver and/or assign to Buyer all insurance proceeds with respect to such damage or destruction, together with the amount of any deductible.

               12.2  Condemnation.  In the event that any
portion of the Land is taken by eminent domain or condemnation proceeding prior to sale and conveyance thereof by Seller to Buyer and such taking materially and adversely affects the use or utility of the Land, Buyer may within thirty (30) days after Buyer receives written notice of such taking either (a) proceed to close notwithstanding the eminent domain or condemnation proceeding, in which event Seller will assign to Buyer its entire right, title and interest in and to any award, or (b) terminate this Agreement (except for the Inspection Indemnity) by delivering written notice of termination to Seller, upon which the Deposit will be refunded to Buyer and thereafter this Agreement will be null and void and the parties will have no further rights or obligations hereunder except with respect to the Inspection Indemnity. Seller agrees promptly to notify Buyer of any eminent domain or condemnation proceeding, and Buyer will be entitled at its own expense to join in such proceeding and to defend Buyer's interest hereunder in the Land affected thereby, unless Buyer elects to terminate this Agreement as aforesaid.

               Section 13.    Third Party Sales.

               Notwithstanding any provision of this Agreement to the contrary, Seller will have the right to enter into contracts (each, a "Third Party Contract") in the ordinary course of business with third party purchasers for the sale of platted lots within the Land at sale prices not less than the amounts (the "Stated Values") set forth in Exhibit E-3 hereof, and in the event a Third Party Contract is closed prior to Closing pursuant to this Agreement, this Agreement will be deemed amended to exclude such platted lot(s) from the Land and the Purchase Price hereunder will be reduced by the Stated Value of the platted lot(s) sold and conveyed. Seller will assign to Buyer at Closing, and Buyer will assume, any Third Party Contracts (and deposits held thereunder) which have not theretofore been closed, and in the event that the sale price under any Third Party Contract(s) (net of Seller's costs pursuant to such Third Party Contract, if any, for title insurance, documentary tax stamps, recording charges and brokerage fees) exceeds the Stated Value of the platted lot subject thereto, the Purchase Price hereunder will be increased by the aggregate amount of such excess (the "Presale Premium"); provided, however, that if and to the extent that the Presale Premium exceeds the Third Party Contract deposit held by Seller and assigned and transferred to Buyer, payment of the amount of such excess by Buyer to Seller will be either (a) deferred until such Third Party Contract is either closed or terminated as a result of Buyer's default thereunder, or (b) forgiven if such Third Party Contract is terminated as a result of the third party purchaser's default thereunder.




               Section 14.    Miscellaneous.

               14.1  Litigation.  In the event of any
litigation between Seller and Buyer concerning the terms of this Agreement, the prevailing party will be entitled to reimbursement of its costs and expenses, including reasonable attorneys' and paralegals' fees, incurred in trial, appellate and postjudgment proceedings.

               14.2   Escrow Obligations of Title Agent.
Seller and Buyer acknowledge that Title Agent undertakes hereunder to perform only such duties as are expressly set forth herein and no implied duties or obligations will be read into this Agreement against Title Agent. The Deposit will be held and disbursed by Title Agent as follows:

               (a) Title Agent may (i) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, (ii) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and (iii) assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

               (b)  Seller and Buyer agree, jointly and
severally, to indemnify and hold harmless Title Agent from and against any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expenses, fees or charges of any character or nature whatsoever, which Title Agent may incur or with which it may be threatened solely by reason of its acting as escrow agent hereunder, except to the extent resulting from Title Agent's gross negligence, fraud or intentional misconduct; and in connection therewith, to indemnify Title Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceedings or resisting any claim (including, without limitation, fees for services rendered by Title Agent's constituent attorneys and paralegals); provided, however, that if such expenses are incurred by Title Agent in connection with litigation between Seller and Buyer, the responsibility for indemnifying Title Agent for such expenses will belong solely to the non-prevailing party.

               (c) Title Agent will not make any disbursements of the Deposit (except at Closing) without giving written notice to the party which will not receive the disbursements at least three (3) business days in advance of the disbursement. The failure of the party not receiving the disbursements to object to the disbursement by written notice to the other party and to the Title Agent will constitute binding acquiescence of such party to the disbursement. If there is any disagreement about the interpretation of this Agreement, or about the rights and obligations, or the propriety, of any action contemplated by Title Agent hereunder, Title Agent may file an action in interpleader to resolve such disagreement. Title Agent shall be indemnified (by Seller or Buyer, whichever is the non-prevailing party) as set forth in the foregoing subsection (b) in connection with such interpleader action, and will be fully protected in suspending all or a part of its activities under this Agreement until a final judgment in the interpleader action is received.

               (d) Title Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Title Agent otherwise will not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. Buyer acknowledges that Title Agent is also acting as counsel to Seller and agrees that Title
Agent's duties pursuant to this Section 14.2 will not be deemed a conflict of interest affecting such representation of Seller.

               (e)  Title Agent may resign upon 15 days'
written notice to Seller and Buyer, and if a successor escrow agent is not appointed within such 15-day period, Title Agent may petition a court of competent jurisdiction to name a successor.

               14.3 Notices. Notices required or permitted to be given pursuant to the terms of this Agreement will be delivered in person or sent by certified mail, return receipt requested, postage prepaid, by recognized contract carrier providing signed receipt for delivery, and will be deemed delivered on the date of delivery or the date the delivering agency deems such delivery impossible. Facsimile notices may be sent as a courtesy, but will not be binding. Notices will be delivered at the following addresses, subject to the right of any party to change the address at which it is to receive notice by written notice to the other party:

               To Seller:

                        Arvida/JMB Partners, L.P. - II
                        1275 Lake Heathrow Lane
                        Heathrow, Florida  32746
                        Attention:  Edward Hill
                        Telephone:  (407) 333-1051
                        Facsimile:  (407) 333-2945

                        Copies to:

                        Stephen S. Lovelette
                        Arvida/JMB Partners, L.P. - II
                        900 North Michigan Avenue
                        Chicago, Illinois  60611-1575
                        Telephone:  (312) 915-2856
                        Facsimile:  (312) 915-2310

                        Arvida/JMB Partners, L.P. - II
                        7900 Glades Road
                        Boca Raton, Florida  33434
                        Attention: John Baric, Esq.
                                    General Counsel
                        Telephone:   (407) 479-1160
                        Facsimile:   (407) 499-1227

                        H. William Walker, Jr., Esq.
                        White & Case
                        First Union Financial Center
                        200 South Biscayne Boulevard
                        Miami, Florida 33131-2352
                        Telephone:  (305) 371-2700
                        Facsimile:  (305) 358-5744

               To Buyer:

                        George Apostolicas, President
                        Apostolicas Properties
                        6605 Stonington Drive
                        Suite 1
                        Tampa, Florida 33647-1113
                        Telephone:  (813) 978-9521
                        Facsimile:  (813) 971-6497

                        Copy to:

                        Stephen D. Feinberg, Esq.
                        Salley, Feinberg & Haimes, P.A.
                        Suite 2500
                        390 North Orange Avenue
                        Orlando, Florida  33280
                        Telephone:  (407) 426-2360
                        Facsimile:  (407) 426-2361

               14.4  Integration and Severability.  This
Agreement and the attachments hereto set forth the entire understanding of Buyer and Seller with the respect to the matters which are the subject of this Agreement, superseding and/or incorporating all prior or contemporaneous oral or written agreements, and may be changed, modified, or amended only by an instrument in writing executed by the party against whom the enforcement of any such change, modification or amendment is sought.

               14.5 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon, and is intended solely for the benefit of, the parties hereto, and their respective heirs, personal representatives, successors, and assigns; and no third party will have any rights, privileges or other beneficial interests herein or hereunder.

Buyer may assign this Agreement to an Affiliate of Buyer, and/or designate one or more Affiliates of Buyer to which various components of the Property will be conveyed and/or assigned at Closing, but otherwise this Agreement may not be assigned by Buyer; provided, that such assignment or designation will not relieve Buyer of any liability hereunder.

               14.6  Construction.  Headings and similar
structural elements set forth in this Agreement are intended for ease of reference only, and are not intended, and will not be construed, to reflect the intention of the parties or to affect the substance of this Agreement. This Agreement has been negotiated at arm's length between Seller and Buyer, each represented by legal counsel of its choice and having an ample opportunity to negotiate the form and substance hereof, and therefore in construing the provisions of this Agreement the parties will be deemed to have had equal roles in drafting.

               14.7 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Florida, and in the event of any litigation concerning the terms of this Agreement, proper venue thereof will be in Orange or Palm Beach County.

               14.8 Invalid Provisions. In the event any term or provision of this Agreement is held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions will not be affected thereby, but will be valid and remain in force and effect, provided that the inoperative provisions are not essential to the interpretation or performance of this Agreement in accordance with the clear intent of the parties.

               14.9  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute the same instrument.

               14.10 Confidentiality. Prior to Closing, the provisions, terms and conditions of this Agreement will not be disclosed to any third party without the consent of the nondisclosing party; provided, however, any party may disclose the existence of this Agreement and the provisions, terms and conditions hereof to such party's partners, investors or lenders, or when required to do so in order to comply with filing and/or reporting requirements of any governmental regulatory agency or any lawful order thereof.

               14.11  No Waiver of Default.  No waiver by a
party of any breach of this Agreement or of any warranty or representation hereunder by the other party will be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party will be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party will operate as a waiver of default or modification of this Agreement or will prevent the exercise of any right by the first party while the other party continues so to be in default.

               14.12  Radon Gas.  Radon is a naturally
occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from your county public health unit.

               14.13  Recourse Limited to Seller; Survival.
Notwithstanding anything to the contrary in this Agreement or any other agreement, instrument or certificate executed in connection herewith, no present or future Constituent Partner in or Affiliate of Seller, nor any shareholder, officer, director, member, manager, employee, trustee, beneficiary or agent of any Person that is or becomes a Constituent Partner in Seller, will be personally liable, directly or indirectly,
(1) under or in connection with this Agreement, or any other agreement, instrument or certificate executed in connection with this Agreement, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter, or (2) in respect of any matter, condition, injury or loss related to this Agreement or the Property; and the Buyer and each of its successors and assignees waives and does hereby waive any such personal liability. For purposes of this Agreement, and any such other agreements, instruments and certificates, and any such amendments or modifications, neither the negative capital account of any Constituent Partner in Seller, nor any obligation of any Constituent Partner in Seller to restore a negative capital account or to contribute capital to Seller or to any other Constituent Partner in Seller, will at any time be deemed to be the property or an asset of Seller or any such other Constituent Partner (and neither Buyer nor any of its successors or assignees will have any right to collect, enforce or proceed against or with respect to any such negative capital account or a Constituent Partner's obligation to restore or contribute). As used in this Section 14.13, a "Constituent Partner" in Seller means any direct partner in Seller and any Person that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Seller. Notwithstanding anything to the contrary herein, the provisions of this Section 14.13 shall survive Closing and delivery of the deed of conveyance or any termination of this Agreement (and are not subject to the provisions of Section 10 hereof).

                       [Signatures on Next Page]


               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date(s) hereinafter set forth.

WITNESSED BY:













Name:


Name:
SELLER:

HEATHROW DEVELOPMENT ASSOCIATES,
LTD., a Florida limited partnership

By:                              Arvida/JMB Partners, L.P.-II, a
Delaware limited partnership,
General Partner

                                 By:   Arvida/JMB Managers - II,
Inc., a Delaware corporation


                                       By:
                                       Name: Stephen A. Lovelette
                                       Title: Vice President
                                       Date:  March 22, 1996

Name:


Name:
HEATHROW GOLF AND COUNTRY CLUB
LIMITED PARTNERSHIP, a Delaware
limited partnership

By:                              Arvida/Heathrow Club, Inc., a
Delaware corporation, General
Partner


                                 By:
                                 Name: Stephen A. Lovelette
                                 Title: Vice President
                                 Date: March 22, 1996










Name:


Name:

HEATHROW CABLE LIMITED PARTNERSHIP,
a Delaware limited partnership

By:                              Arvida/Heathrow Cable, Inc., a
Delaware corporation


                                 By:
                                 Name: Stephen A. Lovelette
                                 Title: Vice President
                                 Date: March 22, 1996






Name:


Name:

BUYER:

                                                                     ,
a ____________ corporation


By:
Name: George Apostolicas
Title: President
Date: March 22, 1996


                                                                  EXHIBIT E-1

                                    DESCRIPTION OF LAND



Parcel                        Lots                 Approximate Acreage

Waters Edge (T22b)       27 developed lots         2 furnished model homes
Lakeside (T22a)          67 developed lots         2 furnished model homes
Cherry Ridge (T26)       52 undeveloped lots
Wyntree (T25)            50 developed lots
Stonebridge  Lot 19,     developed lot
                         Lot 26, developed lot
Heathrow Woods,
  Phase I                Lot 16, developed lot
                         Lot 70, developed lot
                         Lot 80, developed lot

Heathrow Woods, Phase II

                         Tract 8                    5.0
                         Tract 27                  18.3
                         Tract 28                  26.4
                         Tract 29                  29.4
                         Tract 30                  26.7
                         Tract 31                  34.1
                         Tract 33                  14.9
                         Tract 35                  38.8
                         Tract A                   27.2
                         Tract B                   32.2
                        149 developed lots         4 furnished models
                        157 undeveloped lots     253.0 acres



                                                           EXHIBIT E-2

                       PURCHASE PRICE ALLOCATION




            Land (including Club Land)    $16,050,000.00

            Club (excluding Club Land)    $ 1,500,000.00

            Cable System                  $ 1,000,000.00

            Office Building               $   750,000.00

            Personalty                    $ 1,000,000.00

            TOTAL                         $20,300,000.00





                                                           EXHIBIT E-3



                             STATED VALUES



                [TO BE AGREED DURING INSPECTION PERIOD]


                                                      SCHEDULE S-1(ab)




                              PERSONALTY


                [TO BE AGREED DURING INSPECTION PERIOD]


                                                  SCHEDULE S-1(ab) (3)




                            MARKETING FEES


                [TO BE AGREED DURING INSPECTION PERIOD]


                                                       SCHEDULE S-1(i)





                               CONTRACTS


                [TO BE AGREED DURING INSPECTION PERIOD]




                                                       SCHEDULE S-1(x)





                         MEMBERSHIP CATEGORIES


                [TO BE AGREED DURING INSPECTION PERIOD]




                                                          SCHEDULE 4.2






                           REQUIRED CONSENTS


1.    Consent of Bank of America Illinois and/or its
Affiliates, as holder of an existing mortgage on the Property; it being understood and agreed that this Agreement is and will not be binding upon Seller, and Seller will have no obligations to Buyer hereunder, without such consent.



         [OTHER REQUIRED CONSENTS, IF ANY, TO BE AGREED DURING
                           INSPECTION PERIOD]




                                                          SCHEDULE 4.4





                              COMPLIANCE


                [TO BE AGREED DURING INSPECTION PERIOD]




                                                       SCHEDULE 8.5(d)






                      BONDS AND LETTERS OF CREDIT


                [TO BE AGREED DURING INSPECTION PERIOD]